Exhibit 5.1

LEGAL OPINION OF KEITH HENRICH, ESQ.

[Letterhead of The Hackett Group, Inc.]

May 6, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:	The Hackett Group, Inc. Employee Stock Purchase Plan Registration Statement on Form S-8

Gentlemen and Ladies:

I am General Counsel of The Hackett Group, Inc., a Florida corporation (the “Company”). This opinion letter has been prepared in connection with the Company’s registration, pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), of 250,000 shares (the “Shares”) of common stock, $.001 par value per share, of the Company which may be issued pursuant to the Company’s Employee Stock Purchase Plan, as amended (the “Plan”). This letter is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with such registration.

For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinion hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including pdfs). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on.

This opinion letter is based as to matters of law solely on the Florida Business Corporation Act, as amended. I express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, I am of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan (with the Company having received the consideration therefor, the form of which is in accordance with the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plan), will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 nor the rules of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Keith Henrich
Keith Henrich, Esq.
General Counsel and Secretary